EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-282267, 333-282269, 333-239798, 333-230732, 333-205670, 333-205671, 333-169286, 333-158379, Post-Effective Amendment No. 1 to Registration No. 333-133384, Post-Effective Amendment No. 2 to Registration Statement No. 333-70633, Post-Effective Amendment No. 2 to Registration Statement No. 333-70641, and Post-Effective Amendment No. 2 to Registration Statement No. 333-70643 on Form S-8 of our reports dated April 1, 2026, relating to the consolidated financial statements of The Buckle, Inc., and the effectiveness of The Buckle, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Buckle, Inc. for the year ended January 31, 2026.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 1, 2026